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                                                                  Exhibit (a)(5)

                                [LOGO]

                                                                   July 29, 1999

Dear Stockholder:

    We are pleased to inform you that on July 27, 1999, Mark VII, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with MSAS Global Logistics Inc. ("Parent") and its wholly owned subsidiary, MSAS Acquisition Corporation ("Purchaser"). Under the terms of the Merger Agreement, Purchaser today commenced a tender offer (the "Offer") to purchase all of the Company's outstanding shares of common stock (the "Shares") for $23.00 per Share, net to the seller in cash, without interest. The Merger Agreement further provides that, following the consummation of the Offer, Purchaser will be merged with the Company (the "Merger") and any remaining Shares not acquired through the Offer will be be converted in the Merger into the right to receive the same consideration as paid in the Offer. The Offer is currently scheduled to expire at 12:00 midnight, New York City time, on Thursday, August 26, 1999.

    THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

    In arriving at its recommendation, the Board of Directors considered a number of factors which are described in the enclosed
Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which is being filed today with the Securities and Exchange Commission.

    Additional information with respect to the Offer is contained in the enclosed Schedule 14D-9, the Offer to Purchase, dated July 29, 1999, of the Purchaser, and related materials, including a Letter of Transmittal to be used for tendering your Shares. These documents set forth the terms and conditions of the Offer and provide instructions on how to tender your Shares. I urge you to read all of the enclosed materials and consider this information carefully.

    On behalf of the Board of Directors and management of the Company, I thank you for the support you have given to the Company.

                                          Sincerely,

                                          /s/ R.C. Matney

                                          R.C. Matney
                                          CHAIRMAN OF THE BOARD
                                          AND CHIEF EXECUTIVE OFFICER